UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2023 (September 22, 2023)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Appointment

On September 26, 2023, the Board of Directors (the “Board”) of Shift Technologies, Inc. (the “Company” or “Shift”) appointed Jason Curtis as the Company’s Chief Financial Officer, to succeed Oded Shein upon Mr. Shein’s transition as Chief Financial Officer of the Company, in each case effective as of September 27, 2023 (the “Effective Date”). Mr. Curtis will continue to serve as the Company’s Chief Accounting Officer as of the Effective Date.

Mr. Curtis, age 48, has served as the Company’s Chief Accounting Officer since June 2021. Prior to that, Mr. Curtis previously served as Chief Financial Officer of Boscov’s Department Store, LLC from May 2020 to January 2021 and in various financial positions with Stage Stores from May 2011 to May 2020, including as its Executive Vice President and Chief Financial Officer. Mr. Curtis also previously served in various financial positions with Belk, Inc. and The May Department Stores Company. Mr. Curtis holds a Bachelor of Science from the University of Pittsburgh.

There are no family relationships between Mr. Curtis and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Curtis is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K

On September 26, 2023, Shift Platform, Inc. (“Shift Platform”), a wholly-owned subsidiary of the Company, entered into a letter agreement with Mr. Curtis (the “Offer Letter”) which replaces and supersedes in its entirety that certain offer letter by and between Mr. Curtis and Shift Platform dated May 27, 2021.

Pursuant to the Offer Letter, Mr. Curtis will receive an annual base salary of $350,000. In addition, Mr. Curtis will receive a one-time signing bonus of $150,000, payable on the payroll date immediately following the Effective Date, subject to his continued employment with the Company as a full-time employee in good standing through December 31, 2023 (the “Signing Bonus”) and subject to recoupment by the Company upon the occurrence of certain terminations of employment.

If (i) Mr. Curtis resigns from his position for any reason, (ii) the Company terminates Mr. Curtis’ employment for Cause (as defined in the Offer Letter) or (iii) Mr. Curtis’ employment is terminated due to a Qualifying Termination (as defined in the Offer Letter), and he fails to timely execute, or revokes, a general waiver and release of claims in favor of the Company, in each case, at any time prior to December 31, 2023, the Signing Bonus will be subject to recoupment by the Company, and Mr. Curtis will be required to promptly repay the net-after-tax value of the Signing Bonus in full. In addition, if Mr. Curtis’ employment is terminated by the Company due to a Qualifying Termination, at any time prior to December 31, 2023, he will earn the Signing Bonus in full, subject to his timely execution and non-revocation of a release of claims in favor of the Company.

Oded Shein Transition

On the Effective Date, Oded Shein transitioned from his role as Chief Financial Officer of the Company. Mr. Shein’s transition is not the result of any disagreements over the Company’s business, operations, or strategic direction. The Company expects to enter into an agreement with Mr. Shein in connection with his transition from employment with the Company, the material terms of which will be disclosed in a subsequent Current Report on Form 8-K.

Director Resignation

On September 22, 2023, Luis Ignacio Solorzano Aizpuru, member of the Board of the Company, informed the Company of his decision to resign as a director of the Company, effective September 22, 2023. Mr. Solorzano served as a Class II director, a member of the Audit Committee and member of the Finance Committee of the Board. Mr. Solorzano’s decision to resign from the Board was not the result of any disagreement relating to the Company’s operations, policies or practices. The Company thanks Mr. Solorzano for his commitment and service to the Company. After giving effect to the foregoing director resignation of Mr. Solorzano from the Board, the Board consists of four (4) directors and three (3) vacancies.

In connection with Mr. Solorzano’s resignation from the Board, on September 26, 2023, the Board resolved that Adam Nash will serve as a member of the Audit Committee. Pursuant to the Company’s Director Compensation Policy, Mr. Nash will receive an additional cash retainer of $10,000 for his service on the Audit Committee, prorated for service for less than an entire annual period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: September 27, 2023	/s/ Ayman Moussa
	Name:	Ayman Moussa
	Title:	Chief Executive Officer

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